Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-157860, 333-157858, 333-157857), and on Form S-8 (File No. 333-175618) of Lexington Realty Trust of our report dated February 28, 2012, with respect to the consolidated balance sheets of Net Lease Strategic Assets Fund L.P. and subsidiaries (the Partnership) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in partners' equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Lexington Realty Trust.

Our report dated February 28, 2012, refers to the delivery in February 2012 of notices, by the Partners, exercising certain purchase and sale rights available to them under the Partnership agreement.

(signed) KPMG LLP

New York, New York
February 28, 2012